Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

Woodland Hills, CA, May 13, 2011 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three months ended March 31, 2011. For the three months ended March 31, 2011, revenues were $8.6 million and net income was $1.1 million ($0.21 diluted income per share) compared with revenues of $9.9 million and net income of $0.5 million ($0.09 diluted income per share) for the three months ended March 31, 2010.

As of March 31, 2011, the Company had cash and investments (at amortized cost) of $128.3 million.  $122.4 million, or 95% of these investments were fixed maturity investments, and 78% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $74.1 million as of March 31, 2011, or $13.89 per common share including unrealized after-tax investment gains of $1.9 million, compared to stockholders’ equity of $73.4 million as of December 31, 2010, or $13.75 per common share including unrealized after-tax investment gains of $2.3 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31	December 31
	2011	2010
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: March 31,
2011 $122,414; December 31, 2010 $123,301)	$125,231	$126,712
Short-term investments, at cost	5,903	6,466
Total Investments	131,134	133,178
Cash	31	45
Accrued investment income	626	691
Premiums and notes receivable, net	5,117	4,364
Reinsurance recoverable:
Paid losses and loss adjustment expenses	88	49
Unpaid losses and loss adjustment expenses	10,791	11,816
Deferred policy acquisition costs	4,322	4,301
Property and equipment (net of accumulated depreciation)	1,689	1,631
Deferred income taxes	998	1,060
Other assets	507	540
Total Assets	$155,303	$157,675

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$58,078	$61,560
Unearned premiums	15,969	15,930
Advance premium and premium deposits	1,177	830
Income taxes payable	241	1
Accrued expenses and other liabilities	5,762	6,000
Total Liabilities	$81,227	$84,321

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,334,283 at March 31, 2011, and 5,333,081 at December 31, 2010	$3,555	$3,555
Accumulated other comprehensive income	1,859	2,251
Retained earnings	68,662	67,548
Total Stockholders’ Equity	$74,076	$73,354

Total Liabilities and Stockholders' Equity	$155,303	$157,675

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended
	March 31
	2011	2010
REVENUES
Insurance Company Revenues
Premium earned	$7,959	$9,389
Premium ceded	1,323	1,947
Net premium earned	6,636	7,442
Investment income	773	939
Other income	170	180
Total Insurance Company Revenues	7,579	8,561

Other Revenues from Insurance Operations
Gross commissions and fees	1,004	1,249
Investment income	1	1
Finance charges and fees	20	86
Other income	4	1
Total Revenues	8,608	9,898

EXPENSES
Losses and loss adjustment expenses	3,387	5,308
Policy acquisition costs	1,773	1,887
Salaries and employee benefits	1,013	889
Commissions to agents/brokers	54	192
Other operating expenses	655	858
Total Expenses	6,882	9,134

Income Before Taxes	1,726	764
Income tax expense	612	265
Net Income	$1,114	$499

PER SHARE DATA:
Basic
Earnings Per Share	$0.21	$0.09
Weighted Average Shares	5,334	5,306
Diluted
Earnings Per Share	$0.21	$0.09
Weighted Average Shares	5,358	5,350

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Three Months Ended
	March 31
	2011	2010
Cash Flows from Operating Activities:
Net Income	$1,114	$499
Adjustments to reconcile net income to net cash from operations
Depreciation	14	31
Bond amortization, net	40	11
Other	—	12
Changes in assets and liabilities
Premium, notes and investment income receivable	(688)	(110)
Reinsurance recoverable	987	839
Deferred policy acquisitions costs	(21)	109
Other assets	32	(65)
Unpaid losses and loss adjustment expenses	(3,482)	(2,048)
Unearned premium	39	(920)
Advance premium and premium deposits	347	331
Accrued expenses and other liabilities	(239)	333
Income taxes current/deferred	505	267
Net Cash Used by Operating Activities	(1,352)	(711)

Investing Activities
Purchase of fixed maturity investments	(350)	(1,297)
Proceeds from maturity of fixed maturity investments	1,197	8,500
Net decrease (increase) in short-term investments	563	(6,603)
(Additions) write-offs to property and equipment	(72)	—
Net Cash Provided by Investing Activities	1,338	600

Financing Activities
Proceeds from issuance of common stock	—	—
Net Cash Provided by Financing Activities	—	—

Net decrease in Cash	(14)	(111)
Cash at beginning of period	45	119
Cash at End of Period	$31	$8

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$109	—